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                                                                      EXHIBIT 11


Statement Regarding Computation of Earnings (Loss) Per Share

(in 000's, except per share amounts)

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                                                            Unaudited                Unaudited
                                                        Three Months Ended        Six Months Ended
                                                      ---------    ---------   ---------    ---------
                                                      June 29,     June 30,    June 29,     June 30,
                                                        2002         2001        2002         2001
                                                      ---------    ---------   ---------    ---------
Weighted average shares outstanding                      48,729       47,847      48,617       47,672
Effect of dilutive securities - options                       -        1,661           -            -
Shares for diluted EPS                                   48,729       49,508      48,617       47,672

Net income (loss)                                     $(199,291)   $     490   $(211,137)   $ (25,593)
Less: Dividend on preferred stock                           563            -         813            -
Income (loss) available to common shareholders        $(199,854)   $     490   $(211,950)   $ (25,593)


Per share amounts:
Basic earnings (loss) per share                       $   (4.10)   $    0.01   $   (4.36)   $   (0.54)
Diluted earnings (loss) per share                     $   (4.10)   $    0.01   $   (4.36)   $   (0.54)
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